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Christopher Greendale has 25 years of software and technology services experience in sales, marketing and executive management. He is co-founder and Managing Director of B & G Ventures.

For the last 4 years Mr. Greendale has been an independent venture capitalist. Previously, he has invested in and/or sat on boards of nineteen information technology, and consulting companies ranging from start-ups to those being publicly traded. More notable of these include Clarify, a $200 million NASDAQ-quoted software company which was sold to Nortel Networks; Breakaway Solutions, a $100 million systems integration company, where he was Chairman and worked closely with CEO Gordon Brooks to establish the company; Rubric, a marketing software company sold to Broadbase; Servicesoft, a help desk software company sold to Kana; MediaBridge, a multi-media software company where Mr. Greendale was Chairman and subsequently sold to Engage; Internet Capital Group, a NASDAQ-quoted Business-to-Business venture capital firm; and Context Integration, a general and new economy systems integration company. Currently, he is Chairman of Metatomix, which develops database tools and of Socius, a systems integrator, and is Vice Chairman of Surgency, a consulting company.

In 1991 he was co-founder and Executive Vice President -- Sales & Marketing of Cambridge Technology Partners (CTP), a systems integration company that had a remarkable track record. By 1997 the company had grown to $600 million in revenue, 4500 employees in 45 offices world-wide. In addition to his Sales and Marketing responsibilities, Mr. Greendale also was appointed to integrate the operations of Axiom, a business transformation and re-engineering consulting firm acquired by CTP to create Cambridge Management Consulting. Prior to CTP, Mr. Greendale was Vice President of Marketing for Oracle, and before that Vice President Marketing for Ingres.

Mr. Greendale has an MBA and MA in Mathematics from Southern Illinois
University.